Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Second Quarter Ended June 30, 2006

Peninsula Gaming, LLC reports consolidated quarterly net revenue growth of 67% to $67.3 million, operating income growth of 144% to $11.0 million and Adjusted EBITDA growth of 94% to $18.2 million

(Dubuque, IA — August 7, 2006) Peninsula Gaming, LLC (the “Company”) reported financial results for the second quarter ended June 30, 2006. The Company is the direct parent of Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, The Old Evangeline Downs, L.L.C. (“OED”), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, and Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa.

A conference call with management is scheduled for August 14, 2006 at 1:00 PM EST and can be accessed by calling (888) 882-0114, passcode number 21301546. For your convenience, the call can be retrieved for replay for a period of one week (through August 21, 2006) by calling (800) 633-8284, passcode number 21301546.

SECOND QUARTER 2006 RESULTS

Consolidated Results

Net revenues for the second quarter of 2006 increased 67% to $67.3 million, compared to $40.4 million in the second quarter of 2005.  Income from operations during the second quarter of 2006 rose 144% to $11.0 million as compared to $4.5 million reported in the second quarter of 2005.  Net income to common member’s interest for the second quarter of 2006 was $2.9 million, compared to a net loss of $2.3 million for the second quarter of 2005.

In the second quarter of 2006, the Company reported Adjusted EBITDA (as defined below) of $18.2 million, an increase of 94% when compared to $9.4 million for the second quarter of 2005.  The increase was driven primarily by the opening of the Diamond Jo Worth casino in April 2006 and a 60% increase in Adjusted EBITDA at OED in the second quarter of 2006 over the second quarter of 2005.  Adjusted EBITDA margin at the Company for the second quarter of 2006 was 27% as compared to 23% for the second quarter of 2005 due primarily to an increase in consolidated casino revenues.  Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization, including impairment charges) adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconcile Adjusted EBITDA to net income (loss) to common member’s interest.

The Company ended the quarter with $27.2 million of cash (of which $7.1 million is restricted cash).  Total debt outstanding at June 30, 2006 was $318.1 million, including slot financing of

$7.7 million and $40.0 million of senior secured notes issued by DJW during the third quarter of 2005 to help fund the construction of DJW’s new casino. At June 30, 2006, the Company had $29.6 million available under its $50.0 million revolving credit facility; and DJW had full availability of its $2.5 million credit facility. During the quarter ended June 30, 2006, the Company had cash outflows of $7.6 million related to capital expenditures, of which $5.7 million related to construction and development activities of the Diamond Jo Casino in Worth County, Iowa and $0.4 million, $1.3 million and $0.2 million related to facility improvements and maintenance capital expenditures at DJL, OED and DJW, respectively.

Evangeline Downs Racetrack and Casino

For the second quarter of 2006, OED’s net revenues were $35.9 million, an increase of 33% from $27.0 million in 2005.  Net revenues for the quarter include casino revenues of $26.7 million, racing and off-track betting revenues of $6.5 million, video poker revenues of $0.9 million, and food and beverage and other revenues of $3.1 million, less promotional allowances of $1.3 million.  Revenues at OED increased as a result of an increase in our admissions to the casino, as well as an increase in the average amount spent by our customers per trip which is a direct result of our continued focus on marketing and player development programs and promotions.  Adjusted EBITDA at OED increased 60% to $9.3 million in the second quarter of 2006 from $5.8 million in the second quarter of 2005 primarily due to increased casino revenues.  Strong casino revenue increases of 25% in the second quarter of 2006 compared to the second quarter of 2005 also contributed to an increase in EBITDA margin to 26% during the second quarter of 2006 from 21% during the second quarter of 2005.

Diamond Jo - Dubuque

In the second quarter of 2006, net revenues at the Diamond Jo decreased 9% to $12.1 million from $13.3 million in the second quarter of 2005.   Net revenues include casino revenues of $11.3 million, and food and beverage and other revenues of $1.2 million, less promotional allowances of $0.4 million.  Adjusted EBITDA at the Diamond Jo decreased 12% to $3.7 million for the second quarter of 2006 from $4.2 million in the second quarter of 2005.  We believe this decrease was primarily attributable to the expansion of a local competitor which increased the number of slot machines at its facility from 600 to 1,000 in May 2005 and introduced video poker in February 2006 and table games in March 2006.

Diamond Jo — Worth County

On April 4, 2006, DJW opened its casino to the public. The facility has 577 slot machines, 15 table games and several dining options, including a 150 seat coffee shop and two fast food dining outlets and parking spaces for approximately 1,100 vehicles.

In the second quarter of 2006, net revenues at the Diamond Jo Worth casino were $19.4 million.   Net revenues include casino revenues of $16.8 million, food and beverage revenues of $0.7 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.0 million, less promotional allowances of $0.1 million.  Adjusted EBITDA at Diamond Jo Worth for the second quarter of 2006 was $7.7 million resulting in an EBITDA margin of 40%.

On July 13, 2006, the Iowa Racing and Gaming Commission approved DJW’s request to expand its new casino facility by approximately 30,000 square feet.  The proposed expansion is expected to add an additional 300 slot machines, 11 table games, a new poker room, a buffet restaurant, an expanded casino bar and additional parking.  The expansion is expected to cost approximately $29.1 million and is expected to be completed during the second quarter of 2007.  DJW intends to fund the casino expansion with additional senior secured note financing, slot vendor financing and/or cash on hand.

SIX MONTHS ENDED JUNE 30, 2006 RESULTS

Consolidated Results

Net revenues for the six months ended June 30, 2006 increased 46% to $119.8 million, compared to $81.8 million in the six months ended June 30, 2005.  Income from operations during the six months ended June 30, 2006 rose 84% to $20.4 million as compared to $11.1 million reported in the six months ended June 30, 2005.  Net income to common member’s interest for the six months ended June 30, 2006 was $5.0 million, compared to a net loss of $2.5 million for the six months ended June 30, 2005.

In the six months ended June 30, 2006, the Company reported Adjusted EBITDA of $33.2 million, an increase of 64% when compared to $20.3 million for the six months ended June 30, 2005.  This increase was driven primarily by the opening of the Diamond Jo Worth casino in April 2006 and a 69% increase in Adjusted EBITDA at OED in the six months ended June 30, 2006 over the six months ended June 30, 2005.  The Company’s Adjusted EBITDA margin for the six months ended June 30, 2006 increased to 28% as compared to 25% for the six months ended June 30, 2005 due primarily to an increase in consolidated casino revenues.

Evangeline Downs Racetrack and Casino

For the six months ended June 30, 2006, OED’s net revenues were $74.5 million, an increase of 36% from $54.8 million in 2005.  Net revenues for such period include casino revenues of $56.1 million, racing and off-track betting revenues of $13.3 million, video poker revenues of $1.6 million, and food and beverage and other revenues of $6.3 million, less promotional allowances of $2.8 million.  Revenues at OED increased as a result of an increase in our admissions to the casino, as well as an increase in the average amount spent by our customers per trip which is a direct result of our continued focus on marketing and player development programs and promotions.  Adjusted EBITDA at OED increased 69% to $22.2 million in the six months ended June 30, 2006 from $13.1 million in the six months ended June 30, 2005.  Strong casino revenue increases of 28% in the six months ended June 30, 2006 compared to the six months ended

June 30, 2005 contributed to an increase in EBITDA margin to 30% during the six months ended June 30, 2006 from 24% during the six months ended June 30, 2005.

Diamond Jo - Dubuque

In the six months ended June 30, 2006, net revenues at the Diamond Jo decreased 9% to $24.7 million from $27.0 million in the six months ended June 30, 2005.   Net revenues include casino revenues of $23.3 million, and food and beverage and other revenues of $2.3 million, less promotional allowances of $0.9 million.  Adjusted EBITDA at the Diamond Jo decreased 12% to $7.4 million for the six months ended June 30, 2006 from $8.4 million in the six months ended June 30, 2005.  We believe this decrease was primarily attributable to the expansion of a local competitor which increased the number of slot machines at its facility from 600 to 1,000 in May 2005 and introduced video poker in February 2006 and table games in March 2006.

Diamond Jo — Worth County

Since DJW’s casino did not open until April 4, 2006, results of operations for the six months ended June 30, 2006 are substantially the same as the results for the second quarter of 2006 as discussed above.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
REVENUES:
Casino	$54,864	$34,382	$96,319	$69,965
Racing	6,530	3,723	13,232	7,076
Video poker	882	547	1,621	1,155
Food and beverage	4,094	3,206	7,624	6,198
Other	2,895	298	4,833	549
Less promotional allowances	(1,916)	(1,787)	(3,830)	(3,111)
Total net revenues	67,349	40,369	119,799	81,832

EXPENSES:
Casino	25,942	17,752	46,306	36,086
Racing	5,481	3,394	10,969	6,151
Video poker	724	449	1,247	916
Food and beverage	3,257	2,391	5,786	4,724
Other	1,934	81	3,158	179
Selling, general and administrative	11,803	6,914	19,091	13,426
Depreciation and amortization	5,628	3,968	9,808	7,906
Pre-opening expense	175	61	874	101
Development expense	106	401	130	536
Affiliate management fees	1,253	306	2,034	613
Loss on sale of assets	74	131	44	93
Total expenses	56,377	35,848	99,447	70,731

INCOME FROM OPERATIONS	10,972	4,521	20,352	11,101

OTHER INCOME (EXPENSE):
Interest income	113	28	316	41
Interest expense, net of amounts capitalized	(8,069)	(6,779)	(15,485)	(13,465)
Interest expense related to preferred member’s interest, redeemable	(90)	(90)	(180)	(180)
Total other expense	(8,046)	(6,841)	(15,349)	(13,604)

NET INCOME (LOSS) TO COMMON MEMBER’S INTEREST	$2,926	$(2,320)	$5,003	$(2,503)

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income (Loss) to Common Member’s Interest:

	Adjusted EBITDA Three Months Ended June 30,		Adjusted EBITDA Six Months Ended June 30,
	2006	2005	2006	2005
General corporate	$(2,454)	$(588)	$(4,163)	$(1,187)
Diamond Jo	3,669	4,195	7,431	8,448
Diamond Jo Worth	7,692		7,743
Evangeline Downs	9,301	5,780	22,231	13,089
Total Adjusted EBITDA (1)	18,208	9,387	33,242	20,350
General corporate:
Development expense		(232)		(285)
Affiliate management fees	(63)		(140)
Diamond Jo:
Depreciation and amortization	(973)	(1,030)	(1,968)	(2,038)
Development expense	(42)	(37)	(54)	(74)
Interest expense, net	(2,346)	(2,441)	(4,700)	(4,853)
Gain/(loss) on disposal of assets		(45)	25	(69)
Diamond Jo Worth:
Depreciation and amortization	(1,078)		(1,096)
Affiliate management fees	(724)		(843)
Pre-opening expense	(175)	(13)	(855)	(13)
Interest expense, net	(1,169)	(7)	(1,589)	(7)
Gain/(loss) on disposal of assets	(75)		(76)
Development expense	(44)		(44)
Evangeline Downs:
Depreciation and amortization	(3,577)	(2,938)	(6,744)	(5,868)
Development expense	(20)	(131)	(32)	(177)
Pre-opening expense		(48)	(19)	(88)
Affiliate management fees	(466)	(306)	(1,051)	(613)
Interest expense, net	(4,531)	(4,393)	(9,060)	(8,744)
Gain (loss) on disposal of assets	1	(86)	7	(24)
Net income (loss) to common member’s interest	$2,926	$(2,320)	$5,003	$(2,503)

(1)             Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss), Adjusted EBITDA may vary among companies and as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120